Exhibit 99.1

SKY HARBOUR REPORTS RECORD Q1 2024 REVENUES, ACHIEVES CASH FLOW BREAK-EVEN AT SKY HARBOUR CAPITAL AND PREPARES FOR ACCELERATED CONSTRUCTION ACTIVITY

West Harrison, New York – May 14th, 2024 – Sky Harbour Group Corporation (NYSE American: SKYH, SKYH WS) (“SHG” or the “Company”), an aviation infrastructure company building the first nationwide network of Home-Basing campuses for business aircraft, announced the release of its unaudited financial results for the quarter ended March 31, 2024 on Form 10-Q. The Company also announced the filing of its unaudited financial results for the quarter ended March 31, 2024 for Sky Harbour Capital (Obligated Group) with MSRB/EMMA. Please see the following links to access the SEC filings:

10-Q: https://www.sec.gov/ix?doc=/Archives/edgar/data/0001823587/000143774924016606/ysac20240331_10q.htm

MSRB/EMMA: https://emma.msrb.org/P11753880-P11348073-P11784121.pdf

Financial Highlights include:

●	2024 Q1 revenues increased 117% as compared to Q1 2023.
●	2024 Q1 SG&A expenses increased 38% as compared to Q1 2023.
●	Net cash used in operating activities on a consolidated basis during Q1 decreased from $4.5 million to $4.4 million.
●	At Sky Harbour Capital (Obligated Group), cash flow provided by operating activities reached $1.2 million, an improvement versus $1.0 million used in operating activities during Q1 2023.
●	The Company continues to maintain strong liquidity and capital resources. As of March 31, 2024, cash, restricted cash, and US Treasury investments amounted to approximately $160 million.

Recent noteworthy events include:

●	All operating campuses are fully leased, with several initiatives underway to surpass 100% occupancy.
●	New campus at San Jose Mineta began operations and is now 58% leased.
●	Construction of Phases 1 in Denver, Phoenix, and Dallas is back on track after previously announced delays.

Site Acquisition Update

The Company expects to have executed ground leases at four additional airports by the end of 2024 and an additional six airports by end of year 2025.

Construction Update

New construction managers led by COO Will Whitesell onboarded at the Company are on track to deliver on our revised plan for existing construction sites and ramp up development at recently executed ground leases. Parallel initiatives are underway to reduce costs while shortening development and construction timelines at new projects.

Leasing Update

Sky Harbour’s first three campus phases (SGR, BNA and OPF 1) are approximately 95% occupied. Total potential economic occupancy is expected to exceed 100% due to successes in semi-private leasing.

Our campus at SJC commenced operations on April 1, 2024, and is approximately 58% leased. SJC tenant rents are reflective of Sky Harbour’s tier-1 target markets, with revenues from certain initial tenants exceeding $80 per rentable square foot.

CEO Remarks

Tal Keinan, Chairman and Chief Executive Officer, commented on 2024 Q1 results and other recent events:

“Sky Harbour continues to execute its 2024 business plan on pace. Our Site Acquisition team’s focus is tier-1 airports. Our Development team’s focus is process-standardization to expand capacity and pursue economies of scale. Our Airfield Operations team is refining Sky Harbour’s highly-differentiated Resident-centric service offering. We expect the results of these efforts to become manifest over the coming quarters.”

Webcast Conference Replay Link

https://events.q4inc.com/attendee/458580371

About Sky Harbour Group Corporation

Sky Harbour Group Corporation is an aviation infrastructure company developing the first nationwide network of Home-Basing campuses for business aircraft. The company develops, leases and manages general aviation hangars across the United States. Sky Harbour’s Home-Basing offering aims to provide private and corporate customers with the best physical infrastructure in business aviation, coupled with dedicated service tailored to based aircraft, offering the shortest time to wheels-up in business aviation. To learn more, visit www.skyharbour.group.

Forward Looking Statements

Certain statements made in this release are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995, including statements about the financial condition, results of operations, earnings outlook and prospects of SHG may include statements for the period following the first quarter of 2024. When used in this press release, the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements are based on the current expectations of the management of SHG as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed and identified in the public filings made or to be made with the SEC by SHG, including the filings described above, regarding the following: expectations regarding SHG’s strategies and future financial performance, including its future business plans, expansion plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and SHG’s ability to invest in growth initiatives; SHG’s ability to scale and build the hangars currently under development or planned in a timely and cost-effective manner; the implementation, market acceptance and success of SHG’s business model and growth strategy; the success or profitability of SHG’s hangar facilities; SHG’s future capital requirements and sources and uses of cash; SHG’s ability to obtain funding for its operations and future growth; developments and projections relating to SHG’s competitors and industry; the ability to recognize the anticipated benefits of the business combination; geopolitical risk and changes in applicable laws or regulations; the possibility that SHG may be adversely affected by other economic, business, and/or competitive factors; operational risk; risk that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic may have an adverse effect on SHG’s business operations, as well as SHG’s financial condition and results of operations. Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of SHG prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. SHG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Investor Relations:

investors@skyharbour.group

Attn: Francisco X. Gonzalez, CFO